Exhibit 10.4j

PERFORMANCE UNITS AWARD AGREEMENT

PURSUANT TO THE FMC TECHNOLOGIES, INC.

INCENTIVE COMPENSATION AND STOCK PLAN

This Agreement is made as of the          day of                     , 200     (the “Grant Date”), by FMC TECHNOLOGIES, INC., a Delaware corporation, (the “Company”) and XXXXXXXXXXXXX (hereinafter called the “Employee”).

In 2001, the Board of Directors of the Company (the “Board”) adopted the FMC Technologies, Inc. Incentive Compensation and Stock Plan (the “Plan”). The Plan, as it may be amended and continued, is incorporated by reference and made a part of this Agreement and will control the rights and obligations of the Company and the Employee under this Agreement. Except as otherwise provided, capitalized terms have the meaning provided in the Plan. To the extent there is a conflict between the Plan and this Agreement, the Plan will prevail.

The Compensation Committee of the Board (the “Committee”) determined that it would be to the competitive advantage and interest of the Company and its stockholders to grant an award of performance units to the Employee as an inducement to remain in the service of the Company or one of its affiliates (collectively, the “Employer”), and as an incentive for increased efforts during such service.

The Committee, on behalf of the Company, grants to the Employee an award of XXXXXXXX performance units with Dividend Equivalent Rights (the “Performance Units”) upon the following terms and conditions:

1. Vesting. The Performance Units will vest and be immediately payable on XXXXXXXX (the “Vesting Date”). Notwithstanding the foregoing, all Performance Units will vest and be immediately payable to Employee (or the Employee’s designated beneficiary or estate) in the event of the Employee’s death, Disability or a Change in Control of the Company. A prorated portion of the Performance Units (to be prorated based on the time worked after the Grant Date and prior to the Vesting Date) will be fully vested and deliverable to the Employee in the event of the Employee’s termination prior to the Vesting Date without Cause. All Performance Units will be forfeited upon termination of the Employee’s employment with the Employer before the Vesting Date, for a reason other than death, Disability, or termination of employment by the Employer without Cause.

2. Payment. As soon as practicable following the Vesting Date, the Company will pay to the Employee an amount equal to the Fair Market Value of one share of Common Stock of the Company multiplied by the total number of Performance Units granted hereunder in the form of a check or other cash instrument. For purposes of calculating the amount payable under this

Agreement, Fair Market Value shall be based on the opening price of the Common Stock on the Vesting Date, or, if the Vesting Date is not a business day, the next business day immediately following the Vesting Date.

3. Adjustment. The Committee may make equitable substitutions or adjustments in the Performance Units as it determines to be appropriate in the event of any corporate event or transaction such as a stock split, merger, consolidation, separation, including a spin-off or other distribution of stock or property of the Company, reorganization, or any partial or complete liquidation of the Company.

4. Nontransferability. No interest of the Employee or any beneficiary in or under this Agreement will be assignable or transferable by voluntary or involuntary act, by operation of law, other than by testamentary bequest or devise, or the laws of descent or distribution. All rights of the Employee and his or her beneficiary in and under this Agreement will be wholly inalienable and beyond the power of any person to anticipate or in any way create a lien or encumbrance upon them. Payment of Performance Units will be made only to the Employee, or, if the Committee has been provided with evidence acceptable to it that the Employee is legally incompetent, the Employee’s personal representative, or, if the Employee is deceased, to the beneficiaries or personal representative that the Employee has designated, in the manner required by the Committee. The Committee may require documentation from and/or signatures of an Employee’s personal representative or beneficiaries. Any effort to assign or transfer a right under this Agreement in contravention of this Section 4 will be wholly ineffective, and will be grounds for termination by the Committee of all rights of the Employee and his or her personal representative or beneficiary in and under this Agreement. Neither the Employee nor his or her personal representative or beneficiary will have any of the rights of a stockholder of the Company pursuant to this Agreement.

5. No Limitation on Rights of the Company. The granting of Performance Units will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

6. Employment. Nothing in this Agreement or in the Plan will be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Employer will continue to employ the Employee, or as affecting in any way the right of the Employer to terminate the employment of the Employee at any time.

7. Withholding. The Employer will comply with all applicable withholding tax laws, and will be entitled to take any action necessary to effectuate such compliance.

8. Notice. Any notice to the Company provided for in this Agreement will be addressed to it in care of its Secretary, FMC Technologies, Inc., 200 East Randolph Drive, Chicago, Illinois 60601, and any notice to the Employee (or other person entitled to receive the Performance Units will be addressed to the Employee’s address now on file with the Company, or to such other address as either may designate to the other in writing. Any notice will be deemed to be duly given when enclosed in a properly sealed envelope addressed as stated above and deposited, postage paid, in a post office or branch post office regularly maintained by the United States or other applicable government.

9. Administration. The Committee administers the Plan. The Employee’s rights under this Agreement are expressly subject to the terms and conditions of the Plan, a copy of which is attached hereto, including any guidelines the Committee adopts from time to time.

10. Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

11. Sole Agreement. This Agreement is the entire agreement between the parties to it, and any and all prior oral and written representations are merged into this Agreement. This Agreement may only be amended by written agreement between the Company and the Employee.

12. Governing Law. The interpretation, performance and enforcement of this Agreement will be governed by the laws of the State of Delaware.

13. Privacy. Employee acknowledges and agrees to the Employer transferring certain personal data of such Employee to the Company for purposes of implementing, performing or administering the Plan or any related benefit. Employee expressly gives his consent to the Employer and the Company to process such personal data.

Executed as of the Grant Date.

FMC TECHNOLOGIES, INC.